April 12, 2011

Nodality, Inc.
170 Harbor Way
South San Francisco, California 94080
Attention:     Philip McGarrigle
General Counsel, Chief IP Officer

Re: Payment for Certain Shared Services

Dear Phil:

Reference is made to that certain Sublease, dated for reference purposes only as of July 25, 2011, by and between Exelixis, Inc., a Delaware corporation (“Sublandlord”), and Nodality, Inc., a Delaware corporation (“Subtenant”), (the “Sublease”) pursuant to which Sublandlord has subleased to Subtenant all of the second floor of the building located at 170 Harbor Way, South San Francisco, California 94080. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Sublease.

This letter will serve to confirm the mutual agreement of Sublandlord and Subtenant that, notwithstanding anything in the Sublease to the contrary, Subtenant shall pay to Sublandlord the costs for the services furnished to Building 170 set forth on Exhibit A hereto (the “Additional Services”), as follows:

1.
Within thirty (30) days following expiration of each calendar year during the Sublease Term, Sublandlord shall provide to Subtenant Sublandlord’s estimate of Subtenant’s Share of the cost of the Additional Services for the upcoming year (“Estimated Additional Services Cost”), along with copies of any invoices from relevant providers requested by Subtenant. Within ten (10) days of demand, Subtenant shall pay each month, as Additional Rent, Subtenant’s Share of the Estimated Additional Services Cost. The indicative Estimated Additional Services Cost for each of the Additional Services as of the date of this letter is set forth on Exhibit A hereto.

2.
Within ten (10) days after the date of this letter, Sublandlord shall deliver to Subtenant a statement of Subtenant’s Share of the actual cost of the Additional Services incurred for 2011, together with copies of all invoices for Additional Services if requested by Subtenant. Within ninety (90) days following the end of each subsequent calendar year during the Sublease Term, Sublandlord shall deliver to Subtenant a statement of Subtenant’s Share of the actual cost of the Additional Services incurred for the preceding year, together with copies of all invoices for Additional Services if requested by Subtenant. If on the basis of such statement Subtenant owes an amount that is more or less than the estimated payments for the preceding year previously made by Subtenant, Subtenant or Sublandlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Sublandlord to deliver the annual statement within the applicable period set forth in this paragraph (2) shall not impair or constitute a waiver of Subtenant’s obligation to pay in accordance with this Section for Additional Services it consumes, or cause Sublandlord to incur any liability for damages.

3.
In the event that Subtenant or Sublandlord reasonably believes that, by application of the Subtenant’s Share, the allocation of the Estimated Additional Services Cost is inequitable because another occupant of Building 170 is consuming more than its allocable share of the Additional Services, then Sublandlord shall engage Palmer Electric, or other company acceptable to both parties in their reasonable discretion, to perform a measurement of the Additional Services consumption by all occupants of Building 170. If such measurement reflects that any occupant of Building is consuming more than its proportionate share of Additional Services, Sublandlord shall be entitled to charge the party consuming more than its proportionate share the costs of such measurement and Sublandlord shall be entitled to modify the amount of the Estimated Additional Services Cost to allocate such charges on a commercially reasonable basis other than the application of the Subtenant’s Share, taking into account the results of such measurement.

4.
The parties acknowledge that Sublandlord has engaged King Security Services, Inc. to provide receptionist services for the main lobby of Building 170 (the “Lobby Services”). For purposes of this letter agreement, Subtenant’s Share with respect to the Lobby Services for the period commencing December 19, 2011 through March 31, 2012, shall be fifty percent (50%). Subtenant has advised Sublandlord that it no longer requires the Lobby Services after March 31, 2012 and, as a result, Sublandlord has terminated the Lobby Services as of such date.

If you agree with the terms of this letter agreement, please indicate your concurrence by signing and returning the enclosed counterpart of this letter, whereupon this letter agreement shall be effective as of January 1, 2012.

Very truly yours,

EXELIXIS, INC.,

a Delaware corporation

By: /s/ Frank Karbe
Name: Frank Karbe
Title: EVP & CFO

Acknowledged and Agreed:

NODALITY, INC.,

a Delaware corporation

By: /s/ David R. Parkinson
Name: David R. Parkinson
Title: President & CEO

Date: April 12, 2012

EXHIBIT A

Vendor	Service	Estimated Cost (a)
King Security Services, Inc.	Front lobby reception	$ 8,517.00 (b)
Reliable Fire Extinguisher	Fire extinguisher annual preventative maintenance	$ 850.00 (c)
Air Perfection	Vacuum pump and CDA preventative maintenance	$12,474.00
South San Francisco Scavenger	Garbage services	$10,950.00
Cummins West	Emergency generator preventative maintenance, LBT and service	$1,231.00
Schneider Electric	Uninterrupted power supply preventative maintenance	$2,107.00
Lab Works	Glass washer and autoclave preventative maintenance and service	$1,500.00

(a)	Annual estimate for 2012 to be billed monthly unless otherwise indicated

(b)	King Security one time bill for services from December 19, 2011 to March 31, 2012.

(c)	One time charge for extinguisher replacement. Annual estimate going forward estimated to be ~$200.00